EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-146165, 333-134705, 333-118397 and 333-115029 on Form S-3 and Registration Statement Nos. 333-146166 and 333-131105 on Form S-8 of EasyLink Services International Corporation (or its predecessor) of our report dated October 12, 2010, with respect to the financial statements of PGiSend (a Carve-Out of Premiere Global Services, Inc.) for the years ended December 31, 2009 and 2008 included in this Current Report on Form 8-K/A dated December 30, 2010, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Atlanta, Georgia
December 30, 2010